EXHIBIT 99.1

Yext, Inc. Announces Fourth Quarter and Full Year Fiscal 2018 Results

–	Fourth Quarter Revenue of $48.0 Million, an Increase of 35% Year-Over-Year

–	Quarterly Gross Margin of 74.6% as Compared to 72.7% in the Year Ago Quarter

–	Issues Revenue Guidance of $49.0 Million - $50.0 Million for the First Quarter Fiscal 2019 and $224 Million - $226 Million for the Full Year Fiscal 2019

NEW YORK, March 8, 2018 /PRNewswire/ -- Yext, Inc. (NYSE: YEXT), the leader in digital knowledge management (DKM), today announced its results for the three months ended January 31, 2018, or the Company's fourth quarter of fiscal 2018, and for the fiscal year ended January 31, 2018.
“We are very pleased with the results we achieved in our first year as a public company, highlighted by our full year revenue growth of 37% over fiscal 2017, the more than 230 new Enterprise logos we signed over the course of the fiscal year, and the 380 basis point expansion of our gross margins as compared to the prior fiscal year,” said Howard Lerman, Co-Founder and Chief Executive Officer of Yext.
“Yext is the pioneer in a new category called DKM, and our mission is to ensure that perfect information is available everywhere. Though we are still very much in the early days, our opportunity is substantial and we see a pathway for sustained growth. The market's understanding of this new category is increasing every day, and Yext is increasingly being recognized as the solution of choice for DKM, particularly among mid- and large-sized businesses. To meet these opportunities, we expect to continue to invest to add to our sales capacity with high-quality sellers, and to bring new services and features to the market that will help our customers manage and control their digital knowledge.
"This year, our annual user conference, ONWARD18, will be held in New York City at JAZZ at Lincoln Center's Frederick P. Rose Hall starting October 23rd. We expect to see more than 1,000 of our customers and partners from around the world coming together to share the ways they are addressing the needs of the consumer in this age of intelligence. We invite our investors to join us."

Fourth Quarter Fiscal 2018 Highlights:

•
Revenue of $48.0 million, a 35% increase as compared to the $35.7 million reported in fourth quarter fiscal 2017. The revenue increase was primarily due to the continued growth of our customer base and higher revenue from existing customers, primarily due to expanded subscriptions.

•
Gross Profit of $35.8 million, a 38% increase as compared to the $25.9 million reported in fourth quarter fiscal 2017. Gross margin of 74.6% as compared to the 72.7% reported in fourth quarter fiscal 2017.

•	Net Loss and Non-GAAP Net Loss:

•
Net loss of $17.0 million as compared to the $14.6 million net loss in fourth quarter fiscal 2017. The increased loss was primarily driven by increased operating expenses, primarily in sales and marketing, due to efforts to acquire new customers.

•
Non-GAAP net loss of $9.6 million as compared to the $11.0 million non-GAAP net loss in the fourth quarter fiscal 2017. The improvement was primarily due to improved operating leverage realized through greater efficiencies in general and administration and sales and marketing.

•	Net Loss Per Share and Non-GAAP Net Loss Per Share:

•
Net loss per share of $0.18 based on 92.4 million weighted-average shares outstanding, compared to the net loss per share of $0.47 based on 31.2 million weighted-average shares outstanding in the fourth quarter fiscal 2017.

•
Non-GAAP net loss per share of $0.10 based on 92.4 million weighted-average shares outstanding, as compared to the $0.35 non-GAAP net loss per share in the fourth quarter fiscal 2017 based on 31.2 million weighted-average shares outstanding.

•	Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this release.

•	Balance Sheet: Cash, cash equivalents and marketable securities of $118.3 million as of January 31, 2018.

•
Cash Flow: Cash used in operating activities for the fourth quarter of fiscal 2018 was $2.1 million as compared to cash used in operating activities of $0.9 million in the same period in fiscal 2017. The higher use of cash in the current period primarily reflects a greater use from working capital, driven primarily by a higher balance in accounts receivable.

Full Year Fiscal 2018 Highlights:

•
Revenue of $170.2 million, a 37% increase as compared to the $124.3 million reported in fiscal year ended January 31, 2017. The revenue increase was primarily due to the continued growth of our customer base and higher revenue from existing customers, primarily due to expanded subscriptions.

•
Gross Profit of $126.1 million, a 44% increase as compared to the $87.3 million reported in fiscal year ended January 31, 2017. Gross margin of 74.1% as compared to the 70.3% reported in fiscal year ended January 31, 2017.

•	Net Loss and Non-GAAP Net Loss:

•
Net loss of $66.6 million as compared to the $43.2 million net loss in fiscal year ended January 31, 2017. The increased loss was primarily driven by increased operating expenses, primarily in sales and marketing, due to efforts to acquire new customers.

•	Non-GAAP net loss of $44.2 million as compared to the $33.3 million non-GAAP net loss in the fiscal year ended January 31, 2017.

•	Net Loss Per Share and Non-GAAP Net Loss Per Share:

•
Net loss per share of $0.85 based on 78.6 million weighted-average shares outstanding, compared to the net loss per share of $1.39 based on 31.1 million weighted-average shares outstanding in the fiscal year ended January 31, 2017.

•
Non-GAAP net loss per share of $0.47 based on 94.0 million non-GAAP shares outstanding at January 31, 2018, as compared to the $1.06 non-GAAP net loss per share in the fiscal year ended January 31, 2017 based on 31.4 million non-GAAP shares outstanding at January 31, 2017.

•	Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this release.

•
Cash Flow: Cash used in operating activities for the fiscal year ended January 31, 2018 was $31.9 million as compared to cash used in operating activities of $7.7 million for the fiscal year ended January 31, 2017. The higher use of cash primarily reflects the greater loss in the current period as well as a greater use of working capital.

Recent Business Highlights:

•
Managed approximately 29.1 million attributes through approximately 1.5 million licenses[1] to Yext's digital knowledge platform as of January 31, 2018, representing increases of 63% and 59%, respectively, as compared to January 31, 2017.

•
Issued the Winter Product Release, which provides new services and features, including: the Yext Knowledge Assistant, a conversational UI that allows users to update the public data about their business in the Yext Knowledge Manager using Facebook Messenger or SMS text messaging; tailored support for ATMs, drop boxes, charging stations and retail kiosks; and WeChat location mini programs, enabling customers with locations in Mainland China, Hong Kong or Macau to use Yext to reach consumers in China on their platform of choice.

•
Expanded the capabilities of the Yext App Directory through additional integrations with Agendize, Snaps and Octane. The Yext App Directory allows customers to connect the digital knowledge they are managing within Yext to other software systems used across their enterprise.

•	Expanded the global reach of the industry-leading PowerListings® Network with new publishing partners in North America (CareDash) and Europe (Branchenbuch Deutschland).

•
Awarded a Best in Biz Award (silver) for Best New Product of the Year in the healthcare category, and a Best in Biz Award (silver) for Best New Product Feature for the Intelligent Search Tracker, which brings brands into the intelligent future by providing a way to measure search rank as well as the control they have over the knowledge consumers see in search results.

•	Named to the Great Place to Work® 2018 Best Workplaces in Technology list, published by Fortune Magazine.
1. The term licenses represents the number of entities subscribed to the Yext Knowledge Manager and includes not only the number of physical locations but also the number of persons and other entities managed with our platform, such as physicians, wealth advisors, insurance agents, etc. It is comparable to previous disclosures under the term locations.
Financial Outlook:
Yext is also providing the following guidance for its first fiscal quarter ending April 30, 2018 and the fiscal year ending January 31, 2019.

•	First Quarter Fiscal 2019 Outlook:

•	Revenue is projected to be $49.0 million to $50.0 million.

•	Non-GAAP net loss per share is projected to be $0.11 to $0.13, which assumes 94.8 million weighted-average shares outstanding.

•	Full Year Fiscal 2019 Outlook:

•	Revenue is projected to be $224 million to $226 million.

•	Non-GAAP net loss per share is projected to be $0.44 to $0.46, which assumes 97.3 million weighted-average shares outstanding.

•	Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this release.

Conference Call Information
Yext will host a conference call at 5:00 P.M. Eastern Time (2:00 P.M. Pacific Time) today to discuss its financial results. To join, participants may call 1.877.883.0383 (U.S. callers) or 1.412.902.6506 (international callers) using conference ID number 1896924. A live audio webcast of the call will also be available on the Investor Relations section of the Company’s website at investors.yext.com. A replay of the call will be available until March 15, 2018 at 11:59 P.M. Eastern Time by dialing 1.877.344.7529 (U.S. callers) or 1.412.317.0088 (international) and entering passcode 10117522.

About Yext
Yext is the leading Digital Knowledge Management (DKM) platform. Yext's mission is to give companies control over their brand experiences across the digital universe of maps, apps, search engines, voice assistants, and other intelligent services that drive consumer discovery, decision, and action. Today, thousands of businesses including brands like Taco Bell, Rite Aid and Steward Health use the Yext Knowledge Engine™ to manage their digital knowledge in order to boost brand engagement, drive foot traffic, and increase sales.
Yext has been named a Best Place to Work by Fortune and Great Place to Work® as well as a Best Workplace for women.  Yext is headquartered in New York City with offices in Berlin, Chicago, Dallas, Geneva, London, Paris, Tyson's Corner, San Francisco, Shanghai, and Tokyo. For more information, visit www.yext.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements including, but not limited to, statements regarding our revenue and non-GAAP net loss and shares outstanding for our first quarter of fiscal 2019 and full-year fiscal 2019 in the paragraphs under "Financial Outlook" above, and other statements regarding our expectations regarding the growth of our company and our industry. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," "might," "would," "continue," or the negative of these terms or other comparable terminology. Actual events or results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse.
We have based the forward-looking statements contained in this release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, strategy, short- and long-term business operations, prospects, business strategy and financial needs. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, our ability to renew existing customers and attract new customers; our ability to successfully compete in new geographies; our ability to recruit and retain our enterprise-level sales force; our ability to expand our publishing network to obtain new partners; our ability to develop new product and platform offerings; our ability to manage our growth effectively; the number of options exercised by our employees and former employees; and the accuracy of the assumptions and estimates underlying our financial projections. For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, which are available at http://investors.yext.com and on the SEC's website at http://sec.gov. Further information on potential risks that could affect actual results will be included in other filings we make with the SEC from time to time. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this release relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date hereof or to conform such statements to actual results or revised expectations, except as required by law.
Non-GAAP Measurements
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables include non-GAAP net loss and non-GAAP net loss per share. Non-GAAP net loss and non-GAAP net loss per share are financial measures that are not calculated in accordance with GAAP. We define these non-GAAP financial measures as our GAAP net loss as adjusted to exclude the effects of stock-based compensation expenses. We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. We also believe these non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of stock-based compensation, which may vary for reasons unrelated to overall operating performance.
We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our Board of Directors concerning our financial performance. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of non-GAAP net loss to net loss and non-GAAP net loss per share to net loss per share, the most closely related GAAP financial measures. However, we have not reconciled the non-GAAP guidance measures disclosed under "Financial Outlook" to their corresponding GAAP measures because certain reconciling items such as stock-based compensation and the corresponding provision for income taxes depend on factors such as the stock price at the time of award of future grants and thus cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures is not available without unreasonable effort. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net loss and non-GAAP net loss per share in conjunction with net loss and net loss per share.

For Further Information Contact:
James Hart
Yext Investor Relations
212.994.6768
IR@yext.com

YEXT, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	January 31, 2018	January 31, 2017
Assets
Current assets:
Cash and cash equivalents	$34,367	$24,420
Marketable securities	83,974	—
Accounts receivable, net of allowances of $231 and $189, respectively	44,656	27,646
Prepaid expenses and other current assets	7,703	3,511
Deferred commissions, current	9,342	6,252
Total current assets	180,042	61,829
Restricted cash	—	500
Property and equipment, net	11,438	11,613
Goodwill	4,924	4,444
Intangible assets, net	2,761	3,128
Other long term assets	4,324	4,951
Total assets	$203,489	$86,465
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$27,416	$25,633
Deferred revenue, current	89,474	57,112
Deferred rent	1,288	936
Total current liabilities	118,178	83,681
Deferred rent, non-current	3,213	4,348
Long term debt	—	5,000
Other long term liabilities	645	576
Total liabilities	122,036	93,605
Commitments and contingencies
Convertible preferred stock:
Convertible preferred stock, $0.001 par value per share; zero and 43,705,690 shares authorized at January 31, 2018 and 2017, respectively; zero and 43,594,753 shares issued and outstanding at January 31, 2018 and 2017, respectively	—	120,615
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value per share; 50,000,000 and zero shares authorized at January 31, 2018 and 2017, respectively; zero shares issued and outstanding at January 31, 2018 and 2017	—	—
Common stock, $0.001 par value per share; 500,000,000 and 200,000,000 shares authorized at January 31, 2018 and 2017, respectively; 100,482,264 and 37,900,051 shares issued at January 31, 2018 and 2017, respectively; 93,976,930 and 31,394,717 shares outstanding at January 31, 2018 and 2017, respectively	100	38
Additional paid-in capital	328,344	52,805
Accumulated other comprehensive loss	(1,636)	(1,808)
Accumulated deficit	(233,450)	(166,885)
Treasury stock, at cost	(11,905)	(11,905)
Total stockholders’ equity (deficit)	81,453	(127,755)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$203,489	$86,465

YEXT, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)
(unaudited)

	Three months ended January 31,		Fiscal year ended January 31,
	2018	2017	2018	2017
Revenue	$48,020	$35,671	$170,201	$124,261
Cost of revenue	12,208	9,724	44,095	36,950
Gross profit	35,812	25,947	126,106	87,311
Operating expenses:
Sales and marketing	35,089	26,161	126,980	81,529
Research and development	7,250	5,108	25,687	19,316
General and administrative	10,976	8,944	40,079	29,166
Total operating expenses	53,315	40,213	192,746	130,011
Loss from operations	(17,503)	(14,266)	(66,640)	(42,700)
Investment income	394	—	1,135	34
Interest expense	(85)	(78)	(359)	(150)
Other income (expense), net	128	(165)	(539)	(266)
Loss from operations before income taxes	(17,066)	(14,509)	(66,403)	(43,082)
Benefit from (provision for) income taxes	68	(64)	(162)	(68)
Net loss	$(16,998)	$(14,573)	(66,565)	$(43,150)

Net loss per share attributable to common stockholders, basic and diluted	$(0.18)	$(0.47)	$(0.85)	$(1.39)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	92,400,382	31,184,117	78,632,448	31,069,695

Other comprehensive income (loss):
Foreign currency translation adjustment	$82	$15	$492	$(541)
Unrealized loss on marketable securities	(172)	—	(320)	—
Total comprehensive loss	$(17,088)	$(14,558)	$(66,393)	$(43,691)

YEXT, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fiscal year ended January 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(66,565)	$(43,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,123	4,082
Provision for bad debts	478	653
Stock-based compensation expense	22,360	9,851
Change in fair value of convertible preferred stock warrant liability	491	253
Deferred income taxes	(129)	31
Amortization of deferred financing costs	140	104
Amortization of premium on marketable securities	156	—
Gain on sale of marketable securities	(1)	—
Changes in operating assets and liabilities:
Restricted cash	500	5,789
Accounts receivable	(17,036)	(4,117)
Prepaid expenses and other current assets	(4,043)	(1,642)
Deferred commissions	(4,420)	(5,573)
Other long term assets	(358)	(430)
Accounts payable, accrued expenses and other current liabilities	350	6,037
Deferred revenue	31,753	20,942
Deferred rent	(807)	(590)
Other long term liabilities	99	17
Net cash used in operating activities	(31,909)	(7,743)
Cash flows from investing activities:
Purchases of marketable securities	(110,644)	—
Maturities of marketable securities	20,154	—
Sales of marketable securities	6,041	—
Capital expenditures	(3,674)	(3,505)
Purchases of intangible assets	—	(298)
Net cash used in investing activities	(88,123)	(3,803)
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriting discounts and commissions	123,527	—
Payments of deferred offering costs	(4,263)	(170)
Proceeds from exercise of stock options	11,610	1,321
Proceeds from exercise of warrants	79	—
Proceeds from borrowings on Revolving Line	—	5,000
Repayments on Revolving Line	(5,000)	—
Payments of deferred financing costs	(99)	(183)
Proceeds from employee stock purchase plan withholdings	3,750	—
Net cash provided by financing activities	129,604	5,968
Effect of exchange rate changes on cash and cash equivalents	375	(30)
Net increase (decrease) in cash and cash equivalents	9,947	(5,608)
Cash and cash equivalents at beginning of period	24,420	30,028
Cash and cash equivalents at end of period	$34,367	$24,420

YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Three months ended January 31, 2018
	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost and expenses:
Cost of revenue	$12,208	$(512)	$11,696
Gross profit	$35,812	$(512)	$36,324
Sales and marketing	$35,089	$(3,644)	$31,445
Research and development	$7,250	$(1,323)	$5,927
General and administrative	$10,976	$(1,879)	$9,097
Loss from operations	$(17,503)	$(7,358)	$(10,145)
Net loss	$(16,998)	$(7,358)	$(9,640)

	Three months ended January 31, 2017
	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost and expenses:
Cost of revenue	$9,724	$(136)	$9,588
Gross profit	$25,947	$(136)	$26,083
Sales and marketing	$26,161	$(1,649)	$24,512
Research and development	$5,108	$(557)	$4,551
General and administrative	$8,944	$(1,193)	$7,751
Loss from operations	$(14,266)	$(3,535)	$(10,731)
Net loss	$(14,573)	$(3,535)	$(11,038)

YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Fiscal year ended January 31, 2018
	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost and expenses:
Cost of revenue	$44,095	$(1,459)	$42,636
Gross profit	$126,106	$(1,459)	$127,565
Sales and marketing	$126,980	$(11,121)	$115,859
Research and development	$25,687	$(3,756)	$21,931
General and administrative	$40,079	$(6,024)	$34,055
Loss from operations	$(66,640)	$(22,360)	$(44,280)
Net loss	$(66,565)	$(22,360)	$(44,205)

	Fiscal year ended January 31, 2017
	GAAP	Stock-Based Compensation Expense	Non-GAAP
Cost and expenses:
Cost of revenue	$36,950	$(590)	$36,360
Gross profit	$87,311	$(590)	$87,901
Sales and marketing	$81,529	$(4,359)	$77,170
Research and development	$19,316	$(1,954)	$17,362
General and administrative	$29,166	$(2,948)	$26,218
Loss from operations	$(42,700)	$(9,851)	$(32,849)
Net loss	$(43,150)	$(9,851)	$(33,299)

YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except share and per share data)
(unaudited)

	Three months ended January 31,
	2018	2017
Net loss	$(16,998)	$(14,573)
Stock-based compensation expense	7,358	3,535
Non-GAAP net loss	$(9,640)	$(11,038)

Net loss per share attributable to common stockholders, basic and diluted	$(0.18)	$(0.47)

Stock-based compensation expense per share	0.08	0.12
Non-GAAP net loss per share attributable to common stockholders, basic and diluted	$(0.10)	$(0.35)

Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	92,400,382	31,184,117

	Fiscal year ended January 31,
	2018	2017
Net loss	$(66,565)	$(43,150)
Stock-based compensation expense	22,360	9,851
Non-GAAP net loss	$(44,205)	$(33,299)

Net loss per share attributable to common stockholders, basic and diluted	$(0.85)	$(1.39)

Stock-based compensation expense per share	0.28	0.32
Non-GAAP unweighted adjustment	0.10	0.01
Non-GAAP net loss per share attributable to common stockholders, basic and diluted	$(0.47)	$(1.06)

Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	78,632,448	31,069,695

Non-GAAP unweighted adjustment	15,344,482	325,022
Non-GAAP number of shares outstanding in computing non-GAAP net loss per share attributable to common stockholders, basic and diluted	93,976,930	31,394,717

Note: the Company's IPO transaction closed on April 19, 2017, at which time the Company's convertible preferred stock converted to approximately 43.5 million shares and the Company issued an additional 12.1 million shares to investors in that offering. In order to serve as a better comparison for future periods, the Company calculated non-GAAP net loss per share for the fiscal years ended January 31, 2018, and 2017 on a comparative basis, using the shares outstanding as of the end of the period, as if they had been outstanding for the whole period.

The Company calculated non-GAAP net loss per share for the three months ended January 31, 2018 and 2017 using the weighted-average number of shares outstanding for the respective periods.

YEXT, INC.
Condensed Cash Flow Data
(in thousands)
(unaudited)

	Three months ended January 31,
	2018	2017
Net cash (used in) provided by:
Net loss	$(16,998)	$(14,573)
Adjustments to net loss for non-cash items	8,854	5,286
Changes in operating assets and liabilities	6,065	8,382
Operating activities	(2,079)	(905)
Investing activities	7,238	(607)
Financing activities	7,950	5,121
Effect of exchange rate changes on cash and cash equivalents	146	83
Net increase in cash and cash equivalents	13,255	3,692
Cash and cash equivalents at beginning of period	21,112	20,728
Cash and cash equivalents at end of period	$34,367	$24,420